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               LINCOLN NATIONAL CORPORATION AND SUBSIDIARIES

              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

Year Ended December 31                          1995        1994        1993

PRIMARY

 Average shares outstanding (assuming
  conversion of series A, E and F
  preferred stock) --------------------  104,115,650  103,863,196  102,307,356
 Net effect of dilutive stock
  options (based on the treasury stock
  method using average market price) --      701,494      506,601      777,468
    Total shares outstanding ----------  104,817,144  104,369,797  103,084,824

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

FULLY DILUTED

 Average shares outstanding (assuming
  conversion of Series A, E and F
  preferred stock) ----------------------104,115,650 103,863,196  102,307,356
 Net effect of dilutive stock options
  (based on the treasury stock method
  using the year-end market price,
  if higher than average market price) --  1,115,139     506,764      876,936

    Total shares outstanding ------------105,230,789 104,369,960  103,184,292

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

DOLLAR INFORMATION (000's Omitted)

 Income before cumulative effect
  of accounting change ------------------    482,186     349,898     415,283

 Cumulative effect of accounting change -       --           --      (96,431)

    Net Income --------------------------    482,186     349,898     318,852

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

PER SHARE INFORMATION

 Primary:
   Income before cumulative
    effect of accounting change ---------      $4.60       $3.35       $4.03
   Cumulative effect of
    accounting change -------------------         --         --         (.94)
      Net Income ------------------------      $4.60       $3.35       $3.09

 Fully Diluted:
   Income before cumulative
    effect of accounting change ---------      $4.58       $3.35       $4.03
   Cumulative effect of
    accounting change -------------------         --         --         (.94)
      Net Income ------------------------      $4.58       $3.35       $3.09

<F1>
Notes:  1.  Earnings per share are computed based on the average number of common shares outstanding during each year after assuming conversion of the series A, E and F preferred stock.
<F2>
        2. LNC did not include the dilutive impact of the stock option program in the computation of the earnings per share information appearing in the consolidated financial statements since it was immaterial.

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